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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)    April 3, 2000
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                            Blue Rhino Corporation
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            (Exact name of registrant as specified in its charter)


     Delaware                   0-24287                  56-1870472
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(State of or other            (Commission              (IRS Employer
jurisdiction of               File Number)             Identification
incorporation)                                         Number)



   104 Cambridge Plaza Drive, Winston-Salem, North Carolina             27104
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          (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code  (336) 659-6900
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                                Not Applicable
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         (Former name or former address, if changed since last report)
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Item 2.  Acquisition or Disposition of Assets.

UNIFLAME, INC. ACQUISITION

On April 4, 2000, the Company completed the acquisition of substantially all of assets from Uniflame, Inc. ("Uniflame"), an import and design company based in Zion, Illinois dealing in barbecue grills, garden art and fireplace accessories. The acquired assets include inventories, accounts receivable, various trademarks and copyrights, a patent and 100% of the stock of Uni-Asia, Ltd., a Seychelles corporation engaged in exports to Asia. The effective date of the acquisition was March 31, 2000. The purchase price consisted of approximately $4.6 million in cash, 478,716 shares of the Company's common stock (calculated based on the average closing price for the common stock for the 10 days ended March 31, 2000 and representing approximately 59% of the consideration paid at closing) and a deferred purchase price of a maximum of $2.25 million. The deferred purchase price is payable on a quarterly basis over a three-year period and is based on a targeted EBITDA for the Uniflame lines operated by the Company, which target increases each year. The deferred purchase price is payable in the amount of $187,500 per calendar quarter ending June 30, September 30, December 31 and March 31. In the event the target EBITDA for a given year is not met, the amount of the deferred purchase price paid in the fourth quarter of such year is reduced by the shortfall from the target EBITDA. In the event the target EBITDA is not met in any given year, the amount that the deferred purchase price is reduced will be paid if the actual EBITDA for future years exceed such year's target EBITDA, but only to the extent of the percentage increase from the target EBITDA. With respect to the accounts receivable and accounts payable assumed by the Company, if by September 30, 2000 the Company does not collect 100% of the accounts receivable or is obligated to pay more than the accounts payable as shown on the books of Uniflame as of March 31, 2000, the Company may deduct such amounts from the next installment of the deferred purchase price. The purchase price and manner of payment were negotiated between the Company and Uniflame at arms-length, and no formula or other fixed or identifiable principles were used in establishing these terms other than the share calculation method described above.

Uniflame and its shareholders, Mac. R. McQuilkin and James E. Harris, agreed not to compete with the Company with respect to the business operated by Uniflame for a period of five years after the effective date. The Company has agreed to take steps to provide for the resale without restriction of the shares of common stock issued in the Uniflame acquisition. In the event the Company is unable to deliver the common stock pursuant to the preceding sentence, the persons receiving common stock pursuant to the Uniflame acquisition shall have demand registration rights pursuant to a registration rights agreement dated as of March 31, 2000.

In connection with the Uniflame acquisition, the Company entered into employment agreements


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with Michael Fasel and Martin Bossler and certain other former Uniflame employees. Mr. Fasel has been named an Executive Vice President of the Company. Mr. Fasel's employment agreement has a three year term and provides an annual base salary of $235,000. Mr. Fasel is responsible for the Uniflame line of business as operated by the Company. Mr. Bossler has been named Senior Vice President - R&D of the Company. Mr. Bossler's employment agreement also has a three year term, and provides for an annual base salary of $187,000. Mr. Bossler is responsible for all aspects of product design and factory management connected with the Uniflame line of business operated by the Company. Any bonuses paid to Messrs. Fasel and Bossler will be determined in the sole discretion of the board of directors of the Company on recommendation of the president of the Company. The Company may terminate Messrs. Fasel or Bossler for cause or without cause at any time, provided that if Messrs. Fasel or Bossler are terminated without cause, they shall continue to receive their base salary for one year from the date their employment is terminated. Messrs. Fasel and Bossler, as well as the other employees who entered into employment agreements with the Company, have each agreed not to compete against the Company within the United States for a period of one year after termination of employment with the Company.

The Company drew on its credit facility with Bank of America to provide the cash portion of the purchase price for this acquisition. See Item 5, below.

The description of this transaction contained in this Item 2 is qualified in its entirety by reference to the documents relating thereto filed as exhibits to this Report.

INTERNATIONAL PROPANE PRODUCTS ACQUISITION

On April 3, 2000, the Company completed the acquisition of substantially all of assets relating to patio heaters developed by, manufactured for and marketed by International Propane Products, LLC ("IPP"), a wholesale and design company based in Elgin, Illinois owned by Michael A. Waters. IPP's primary products are several models of propane patio heaters that have been distributed in North America exclusively by the Company. The acquired assets include all of the assets relating to or necessary for the manufacture or sale of patio heaters, inventories, molds, dies and all intellectual property relating to the patio heaters developed by Mr. Waters, which include patent applications relating to the patio heaters (the "Intellectual Property"). The effective date of the IPP Acquisition was March 31, 2000. The purchase price included approximately $2.9 million in cash, of which approximately $1.7 million was credited to the Company for prepaid patio heater inventory, resulting in a net cash paid at closing of approximately $1.2 million, 83,572 shares of the Company's common stock (calculated based on the average closing price for the common stock for the five days ended March 31, 2000 and representing approximately 48% of the consideration paid at closing) and a deferred purchase price equal to 1% of net sales from patio heaters. The deferred purchase price is payable on a quarterly basis for a term equal to the lesser of (a) the life of the patent that may be issued with respect to the Intellectual Property, but in any event not less than five years, or (b) the period ending on the last day of the first one year period during which the Company does not make, use or sell the patio heaters. The Company has agreed to pay a minimum deferred purchase price which may be as much as $530,000 under certain circumstances.

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The purchase price and manner of payment were negotiated between the Company and
IPP at arms-length, and no formula or other fixed or identifiable principles were used in establishing these terms other than the share calculation method described above.

IPP and Mr. Waters have each agreed not to compete with the Company with respect to the manufacture and sale of patio heaters for a period of five years after the effective date. The Company has granted Mr. Waters a license permitting him to use the Intellectual Property upon the earlier of (a) the Company failing to make the minimum deferred purchase price payments or (b) the end of the deferred payment term. Under the license agreement, Mr. Waters would be obligated to pay a licensing fee to the Company in the amount of 1% of net sales from patio heaters. The Company has agreed to take steps to provide for the resale without restriction of the shares of common stock issued in this acquisition.

The Company drew on its credit facility with Bank of America to provide the cash portion of the purchase price for this acquisition. See Item 5, below.

The description of this transaction contained in this Item 2 is qualified in its entirety by reference to the documents relating thereto filed as exhibits to this Report.

Item 5.  Other Items.

BANK OF AMERICA CREDIT FACILITY

In connection with the Uniflame and IPP transactions, the Company negotiated a $5.0 million increase in the principal amount of its credit facility with Bank of America, to $30.0 million (the "Credit Facility"). The Credit Facility will be used to finance working capital, acquisitions and capital expenditures, and to support the issuance of documentary and standby letters of credit. The Credit Facility, which expires on August 31, 2001, bears interest at a maximum rate of LIBOR plus 2.25% and is collateralized by a lien on substantially all of the Company's assets. The Credit Facility also requires the Company to meet certain covenants, including maintaining a minimum net worth, debt coverage and cash flow coverage ratios. The amendment to the Credit Facility also provides the Company with waivers in connection with the Uniflame and IPP transactions of the Company's obligations under the deferred purchase price payments and tangible net worth requirements. The Company paid $10,000 in fees related to the amendment to the Credit Facility.

The description of this transaction contained in this Item 5 is qualified in its entirety by reference


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to the documents relating thereto filed as exhibits to this Report.

CONVERTIBLE NOTE AND WARRANT PRIVATE PLACEMENT

In connection with the amendment to the Credit Facility, the Company entered into amendments to the convertible notes (the "Convertible Notes") issued to certain institutional investors (the "Investors") on September 23, 1999. The Convertible Notes were amended to make them subordinate to the Credit Facility. Pursuant to the Convertible Notes, as amended, the Company has the right to redeem the Convertible Notes or require the Convertible Notes to be converted on or before August 31, 2000. The Convertible Notes, as amended, contain restrictions on the Investors with respect to conversion and hedging activities, which expire August 31, 2000.

The description of this transaction contained in this Item 5 is qualified in its entirety by reference to the documents relating thereto filed as exhibits to this Report.


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Item 7.   Exhibits.
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     4.1   Registration Rights Agreement among the Company and the shareholders and certain employees of Uniflame dated March 31, 2000.

     10.1 Asset Purchase Agreement by and among the Company, Uniflame, Mac R. McQuilkin and James E. Harris dated as of March 31, 2000.

     10.2 Employment Agreement by and between the Company and Michael Fasel dated April 1, 2000.

     10.3 Employment Agreement by and between the Company and Martin Bossler dated April 1, 2000.

     10.4 Asset Purchase Agreement by and among the Company, IPP and Waters dated as of March 31, 2000.

     10.5 Indemnification Agreement by and among the Company, IPP and Waters dated as of March 31, 2000.

     10.6 License Agreement by and among the Company, IPP and Waters dated as of March 31, 2000.

     10.7 Amendment to Amended and Restated Loan Amendment by and between the Company and Bank of America dated April 3, 2000.

     10.8 Agreement to Amend the Convertible Notes by and among Blue Rhino Corporation, HFTP Investment L.L.C. and Leonardo, L.P. dated of April 3, 2000.

     10.9 Form of Amendment #1 to Convertible Notes, dated as of March 31, issued to purchasers of the Company's Convertible Notes, dated September 23, 1999.


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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              BLUE RHINO CORPORATION
                              (Registrant)


                              By: /s/ Mark Castaneda
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                                 Secretary and Chief Financial Officer

DATED: April 18, 2000


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